For Release: November 23, 2004                                     2:00 p.m. PST

                  Key Gold's Affiliated Joint Venture Acquires
                       Final Government Approvals In China

Boulder - (BUSINESS WIRE) - November 23, 2004 - Key Gold Corporation (OTCBB:
KYGC), is pleased to announce that final approval to commence exploration activities on its affiliated joint venture gold properties in China has been issued. The Company received confirmation from its affiliated joint venture, Liaoning Taixing International Gold Mining Company ("LTI"), that LTI has acquired the appropriate government approvals for exploration and drilling on its gold property in Fengcheng, China.

"We are excited that LTI has received the final permit from the Government in Liaoning Province to begin the exploration program. The exploration team is currently on site preparing its exploration program for the next six months, which includes both regional assessment and target definition for drilling next spring," said John Anderson, President and CEO. "Four priority targets have already been identified on the joint venture property and LTI has applied for additional land which is of interest to the project."

LTI's initial 106 square kilometer property is located in the Fengcheng precious metal district in Liaoning Province, approximately 600 kilometers northeast of Beijing, PRC and about 25 km inland from the north edge of the yellow sea. The district is comprised of a cluster of gold-silver prospects and showings over a 30 km x 50 km area, near the city of Fengsheng. The geology of northeast China is dominated by basement-cored uplifts of variably metamorphosed Archean to Middle Proterozoic rocks, which are surrounded by deformed, yet largely unmetamorphosed, basinal sedimentary rocks of the Late Proterozoic, and Permian to Cretaceous ages. LTI's property lies near a major structural intersection formed by an E-W- trending fault with a NE-striking transform fault system.

About Key Gold:

Key Gold Corporation is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The company's main focus is exploring for gold, silver, and copper projects in the People's Republic of China. The company currently has an affiliated joint venture on a 106 square kilometer property in Fengsheng City, approximately 600 kilometers northeast of Beijing. The company's shares trade on the OTC Bulletin Board under the symbol "KYGC."

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion of various surveys, the availability of sufficient operating capital in LTI, JHP Resources Limited, and Key Gold to effectuate the parties' respective business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in Key Gold's Securities and Exchange Commission filings, including its Schedule 14f-1 and Form 8-K, and subsequent Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management's expectations.

For information on Key Gold Corporation: please visit the company's Web site at www.keygoldcorp.com.

Contact:

     Key Gold Corporation
     John Anderson, 303-323-1927
     www.keygoldcorp.com
     or
     Shareholder.com
     (investors) 1-866-888-3995